Exhibit 23. 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO:	Applied DNA Sciences, Inc.

We hereby consent to the inclusion in the Form S-1 Registration Statement,  our report which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated January 14, 2008, relating to the consolidated financial statements of  Applied DNA Sciences, Inc. and to all references to our Firm under the caption “Experts”  appearing in the  Registration Statement and related Prospectus.

/s/ RBSM LLP

McLean, Virginia
April 21, 2008